Exhibit 99.1

22nd Century Group Files 2017 Third Quarter Report and Announces

Conference Call to Provide Business Update

22nd Century’s proprietary Very Low Nicotine cigarettes demonstrate that the FDA’s planned mandate for cigarettes with non-addictive levels of nicotine is both achievable and realistic.

Leading regulatory expert, Dr. James Swauger, will lead and oversee the re-submission to the FDA of the Company’s MRTP application for BRAND A Very Low Nicotine Content cigarettes.

Current Cash Balance is the Highest in Company History.

November 9, 2017

Clarence, New York – 22nd Century Group, Inc. (NYSE American: XXII), a plant biotechnology company that is focused on tobacco harm reduction and hemp/cannabis research, announced today the Company’s third quarter 2017 financial results and will provide a business update for investors on a conference call to be held on Friday, November 10th, at 3:00 PM (Eastern Time).

Henry Sicignano, III, President and Chief Executive Officer of 22nd Century Group, together with John T. Brodfuehrer, Chief Financial Officer, will conduct the call. Interested parties are invited to participate in the call by dialing: (800) 263-8506 and using Conference ID 5632189. The conference call will consist of an overview of recent business highlights and a summary of the financial information presented in the Company's third quarter 2017 Form 10-Q. Immediately thereafter, there will be a question and answer segment open to all callers.

Although 22nd Century has not yet received revenues from licensing or from broad commercial sales of the Company’s proprietary Very Low Nicotine tobacco, third quarter results show that 22nd Century is continuing to experience the benefits of newly signed manufacturing agreements. Revenues for the third quarter increased to approximately $4.5 Million – a 46.3% increase over the revenues for the third quarter of 2016 and the highest quarterly revenue in the Company’s history. 22nd Century continues to project that year-end revenue will exceed $16 Million – a new record for the Company. In addition to climbing revenues, 22nd Century currently has approximately $65 million in cash, the highest amount of cash on hand in the history of the Company. 22nd Century’s cash reserves are sufficient to meet all regular operating expenses for at least the next 5 years.

On July 28, 2017, the FDA announced its plans to mandate the lowering of nicotine levels in all combustible cigarettes sold in the United States to minimally or non-addictive levels. The FDA announcement stated that “lowering nicotine levels could decrease the likelihood that future generations become addicted to cigarettes and allow more currently addicted smokers to quit smoking.” The Washington Post called the FDA’s nicotine mandate, “…the most important public-health initiative of the century.” On July 31, 2017, we announced that we are already capable of achieving the FDA’s new reduced nicotine standard. Our proprietary Very Low Nicotine tobacco, with up to 95% less nicotine than tobacco contained in conventional cigarettes, is grown on independently-owned farms in the United States – without any artificial extraction or chemical processes. 22nd Century’s proprietary Very Low Nicotine cigarettes have demonstrated that the FDA’s planned mandate for cigarettes with non-addictive levels of nicotine is both achievable and realistic. The Company believes that the implementation of an FDA mandate that lowers nicotine levels in all combustible cigarettes sold in the United States will save millions of lives and billions of dollars in healthcare costs per year. Matthew Myers, the president of anti-smoking group Campaign for Tobacco-Free Kids, asserted in an August 9, 2017 Bloomberg News article that the new FDA plan could lead to “the most fundamental change the tobacco industry has ever seen.”

On August 23, 2017, we also announced that, over the last 6 years, agencies of the U.S. federal government have invested more than $100 million in independent clinical research with our proprietary SPECTRUM cigarettes, with the results of these independent studies supporting the conclusion that lowering nicotine levels in combustible tobacco cigarettes would drastically improve public health. There are at least 17 completed independent clinical trials using our proprietary Very Low Nicotine tobacco and at least 25 on-going clinical trials using our proprietary Very Low Nicotine cigarettes. We have also previously publicly announced that we stand ready to partner with the FDA and with any companies that are committed to improving the health of American smokers.

On September 25, 2017, we announced that the 2013 Research License and Commercial Option Agreement between 22nd Century and British American Tobacco had ended. With the end of that agreement, 22nd Century regained sole control of our extensive intellectual property portfolio. As a result, we have since recommenced discussions with global tobacco companies and international pharmaceutical companies that have expressed interest in developing a business relationship with 22nd Century.

On October 5, 2017, Dr. Dorothy Hatsukami publicly revealed at The Vermont Center on Behavior and Health’s Tobacco Regulatory Science Conference the findings of a highly anticipated Phase III clinical study conducted with 1,250-patients over a 20-week study period that investigated which application of Very Low Nicotine cigarettes is best: (i) an immediate reduction in nicotine to non-addictive levels or (ii) a gradual reduction in nicotine to non-addictive levels. Though the Phase III study is still under peer review prior to publication, Dr. Hatsukami indicated at the Vermont conference that an immediate reduction in nicotine poses a “greater likelihood of more rapid smoking cessation.” 22nd Century provided all the research cigarettes used in this landmark Phase III study.

On October 10, 2017, we closed a registered direct common stock offering with institutional investors to receive approximately $54 million in gross proceeds through the sale of shares of our common stock – without any warrants. This was the largest capital raise – at the highest offering price per share – in the history of 22nd Century. The net proceeds of the financing will be used for general corporate purposes, including working capital as we enter licensing and strategic partnership discussions with major companies around the world.

On October 19, 2017, we announced that we had successfully completed our hemp field trials with the University of Virginia (“UVA”) in which we used multiple oil and fiber varieties of hemp and UVA identified proprietary varieties of our unique hemp plants that have excellent agronomic properties for growth in the Commonwealth of Virginia. 22nd Century and UVA are currently working on expanded plantings of the most promising varieties of our proprietary hemp plants to optimize plant growth in the legacy tobacco region of the United States. 22nd Century is also working with UVA on the development of high-value medicinal cannabinoid varieties and specialized cannabinoid extraction processes for use in human therapeutics, as well as the use of our unique hemp plants for phytoremediation to clean up and reclaim polluted soils in Virginia. We also announced that we are expanding our hemp activities in our home State of New York after the announcement by New York Governor Andrew Cuomo that New York State intends to become a leading grower and producer of hemp and hemp-derived products. To take advantage of the favorable hemp climate in New York, 22nd Century has obtained a New York hemp research and grower license and looks forward to expanding its Buffalo, NY-based laboratory to include important new hemp research.

On November 2, 2017, we announced that the Company appointed James E. Swauger, Ph.D., as our Senior Vice President of Science and Regulatory Affairs. Dr. Swauger was previously the leader of the scientific and regulatory functions at Reynolds American Inc. Dr. Swauger’s primary responsibility at 22nd Century will be to lead and oversee the scientific and regulatory activities of the Company, including the re-submission to the FDA of our Modified Risk Tobacco Product (“MRTP”) application for BRAND A Very Low Nicotine Content cigarettes. Dr. Swauger will also work with 22nd Century in support of the FDA’s plan to mandate the reduction of nicotine levels in cigarettes to minimally or non-addictive levels.

Third Quarter 2017 Financial Summary

As mentioned above, net sales revenue for the third quarter of 2017 was $4,530,865, an increase of

$1,433,217, or 46.3%, over net sales revenue of $3,097,648 for the three months ended September 30, 2016. Net sales revenue for the nine months ended September 30, 2017 was $10,659,588, an increase of $1,715,226, or 19.2%, over net sales revenue of $8,944,362 for the nine months ended September 30, 2016. The increase in net sales revenue for the third quarter of 2017 was primarily the result of a new filtered cigar manufacturing agreement that commenced in mid-May of 2017.

For the three months ended September 30, 2017, the Company reported an operating loss of $3,274,081 as compared to an operating loss of $2,595,812 for the three months ended September 30, 2016, an increase in the operating loss of $678,269, or 26.1%. The increase in the operating loss was primarily due to an increase in operating expenses of approximately $522,000 and an increase in the gross loss on product sales in the amount of approximately $156,000. For the nine months ended September 30, 2017, the Company reported an operating loss of $9,526,555 as compared to an operating loss of $8,655,046 for the nine months ended September 30, 2016, an increase of $871,509, or 10.1%. This increase was primarily the result of an increase in the gross loss on product sales of approximately $577,000 and an increase in operating expenses of approximately $294,000.

The Company’s net loss for the three months ended September 30, 2017 was $3,316,634, or ($0.03) per share, as compared to a net loss of $2,679,988, or ($0.03) per share, for the three months ended September 30, 2016. The increase in the net loss of $636,646, or 23.8%, was due primarily to an increase in the operating loss of approximately $678,000, partially offset by a decrease in net other income of approximately $42,000. The net loss for the three months ended September 30, 2017 included non-cash expenses consisting of equity based compensation totaling approximately $259,000 and depreciation and amortization in the approximate amount of $235,000.

The Company’s net loss for the nine months ended September 30, 2017 was $9,293,535, or ($0.10) per share, as compared to a net loss of $8,834,794, or ($0.11) per share, for the nine months ended September 30, 2016. The decrease in the net loss of $458,741 or 5.2%, was primarily the result of an increase in the operating loss of approximately $872,000, offset by an increase in net other income of approximately $413,000. The net loss for the nine months ended September 30, 2017 included non-cash expenses consisting of equity based compensation totaling approximately $582,000 and depreciation and amortization in the approximate amount of $695,000.

Adjusted EBITDA (as described in the paragraph and table below) was a negative $2,780,021, or ($0.03) per share for the three months ended September 30, 2017, as compared to a negative $2,179,791, or ($0.03) per share for the three months ended September 30, 2016. Adjusted EBITDA for the nine months ended September 30, 2017 was a negative $8,249,029, or (0.09) per share, as compared to a negative $7,323,390, or ($0.10) per share, for the nine months ended September 30, 2016.

Below is a table containing information relating to the Company’s Adjusted EBITDA for the three and nine months ended September 30, 2017 and 2016, including a reconciliation of net loss to Adjusted EBITDA for such periods.

	Three Months Ended September 30,
	2017	2016	% Change
Net loss	$(3,316,634)	$(2,679,988)	24%
Adjustments:
Warrant liability loss - net	55,886	46,995	19%
Depreciation and amortization	234,645	211,161	11%
Loss on investment	-	29,997	-100%
Interest expense	6,984	9,315	-25%
Interest income	(20,317)	(2,131)	853%
Equity based compensation -
Officers, directors and employees	259,415	204,860	27%
Adjusted EBITDA	$(2,780,021)	$(2,179,791)	28%

	Nine Months Ended September 30,
	2017	2016	% Change
Net loss	$(9,293,535)	$(8,834,794)	5%
Adjustments:
Warrant liability loss (gain) - net	138,813	(14,602)	-1051%
Depreciation and amortization	695,128	623,707	11%
(Gain) loss on investment	(346,180)	172,068	-301%
Interest expense	22,544	29,011	-22%
Interest income	(48,197)	(6,729)	616%
Equity based compensation -
Third-party service providers	-	30,873	-100%
Officers, directors and employees	582,398	677,076	-14%
Adjusted EBITDA	$(8,249,029)	$(7,323,390)	13%

Adjusted EBITDA is a financial measure not prepared in accordance with generally accepted accounting principles (“GAAP”). In order to calculate Adjusted EBITDA, the Company adjusts the net loss for certain non-cash and non-operating income and expense items listed in the table above in order to measure the Company’s operating performance. The Company believes that Adjusted EBITDA is an important measure that supplements discussions and analysis of its operations and enhances an understanding of its operating performance. While management considers Adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating (loss) income, net loss and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company focused on technology which allows it to increase or decrease the level of nicotine in tobacco plants and the level of cannabinoids in cannabis/hemp plants through genetic engineering and plant breeding. The Company’s primary mission in tobacco is to reduce the harm caused by smoking. The Company’s primary mission in cannabis is to develop proprietary cannabis/hemp strains for important new medicines and agricultural crops. Visit www.xxiicentury.com and www.botanicalgenetics.com for more information.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release, including but not limited to our future revenue expectations. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 8, 2017, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact:

22nd Century Group

James Vail, Director of Communications

716-270-1523

jvail@xxiicentury.com